UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2013

LAYNE CHRISTENSEN COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34195	48-0920712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Hughes Landing Blvd, Suite 700
The Woodlands, Texas 77380

(Address of principal executive offices)

(281) 475-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 5, 2013, in connection with a previously announced private offering, Layne Christensen Company (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Jefferies LLC (the “Initial Purchaser”) relating to the sale by the Company of $110.0 million aggregate principal amount of 4.25% Convertible Notes due 2018 (the “Notes”), which agreement includes an option to purchase up to an additional $15.0 million aggregate principal amount of Notes, in a private placement to “qualified institutional buyers” in the United States, as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Purchase Agreement contains customary representations, warranties and covenants by the Company together with customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchaser against certain liabilities. The offering of the Notes was completed on November 12, 2013, in accordance with the terms of the Purchase Agreement. The sale of the Notes generated net proceeds of approximately $105.2 million after deducting the Initial Purchaser’s discount and commission and the estimated offering expenses payable by the Company.

The Notes were issued pursuant to an Indenture, dated November 12, 2013 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee. The Notes are senior, unsecured obligations of the Company, with interest payable on May 15 and November 15 of each year, beginning May 15, 2014, at a rate of 4.25% per annum. The Notes will mature on November 15, 2018. The Notes will be convertible, at the option of the holders, into consideration consisting of, at the Company’s election, cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock (and cash in lieu of fractional shares) until the close of business on the scheduled trading day immediately preceding May 15, 2018. However, before May 15, 2018, the Notes will not be convertible only in the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2013 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than 130% of the conversion price on such trading day; (2) during the consecutive five business day period immediately after any five consecutive trading day period (the five consecutive trading day period being referred to as the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of the Notes, as determined following a request by a holder of the Notes in the manner required by the Indenture, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on such trading day; (3) upon the occurrence of specified corporate events described in the Indenture; and (4) if the Company has called the Notes for redemption. The Company will be required to settle conversions in shares of the Company’s common stock, together with cash in lieu of any fractional shares, until it has obtained stockholder approval.

The initial conversion rate will be 43.6072 shares of the Company’s common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $22.93 per share of the Company’s common stock). The conversion rate will be subject to adjustment upon the occurrence of certain events. In addition, the Company may be obligated to increase the conversion rate for any conversion that occurs in connection with certain corporate events, including the Company’s calling the Notes for redemption.

On and after November 15, 2016, and prior to the maturity date, the Company may redeem all, but not less than all, of the Notes for cash if the sale price of the Company’s common stock equals or exceeds 130% of the applicable conversion price for a specified time period ending on the trading day immediately prior to the date the Company delivers notice of the redemption. The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, upon the occurrence of a fundamental change (as defined in the Indenture), holders of the Notes will have the right, at their option, to require the Company to repurchase their Notes in cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Indenture provides for customary events of default, which include (subject in certain cases to customary grace and cure periods), among others, the following: nonpayment of principal or interest; breach of covenants or other agreements in the Indenture; defaults in failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the Indenture, the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal and accrued interest on all the Notes immediately due and payable. However, certain bankruptcy-related events of default will result in the automatic acceleration of the principal and accrued and unpaid interest on all outstanding notes.

A copy of the Indenture and the form of global note representing the Notes, which is Exhibit A to the Indenture, are attached hereto as Exhibit 4.1, which is incorporated herein by reference in this Item 1.01. The descriptions of the Indenture and of the Notes contained in this report are summaries and, in each case, are qualified in their entirety by the terms of the Indenture and the Notes.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities

The information disclosed in Item 1.01 is incorporated by reference into this Item 3.02.

The Company offered and sold the Notes to the initial purchaser for cash in reliance on an exemption from registration under the Securities Act provided by Section 4(a)(2) of the Securities Act. The initial purchaser then resold the Notes for cash equal to 100% of the aggregate principal amount thereof to qualified institutional buyers (as defined in Rule 144A under the Securities Act) in reliance on an exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act.

Item 8.01.	Other Events.

On November 12, 2013, the Company issued a press release announcing the closing of the sale of the Notes. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Exhibit No.	Description of Exhibit

4.1	Indenture relating to the 4.25% Convertible Senior Notes due 2018, dated as of November 12, 2013, between Layne Christensen Company and U.S. Bank National Association, including the form of Global Note attached as Exhibit A thereto.

99.1	Press Release, dated November 12, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Layne Christensen Company

Date: November 12, 2013	By:	/s/ James R. Easter
James R. Easter
Senior Vice President – Finance

Exhibit Index

Exhibit No.	Description of Exhibit

4.1	Indenture relating to the 4.25% Convertible Senior Notes due 2018, dated as of November 12, 2013, between Layne Christensen Company and U.S. Bank National Association, including the form of Global Note attached as Exhibit A thereto.

99.1	Press Release, dated November 12, 2013